EXHIBIT 21

SUBSIDIARIES OF JANEL CORPORATION

Name	State of Incorporation

Janel Group, Inc.	New York
Indco, Inc.	Tennessee
Aves Labs, Inc.	Oregon
Antibodies, Inc.	California
PhosphoSolutions, LLC	Nevada
ImmunoChemistry Technologies, LLC	California
Expedited Logistics and Freight Services, LLC	Texas
Expedited Logistics and Freight Services, LLC	Oklahoma
ELFS Brokerage LLC	Texas
ECM Biosciences LLC	Kentucky
ImmunoBioScience Corporation	Washington
Airschott, Inc.	Virginia
Gainesville Insurance Company, Inc.	Utah
ViraQuest, Inc.	Iowa
Janel Group Logistics, LLC	New York